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LXP - Q4 2013 Lexington Realty Trust Earnings Conference Call

EVENT DATE/TIME: FEBRUARY 20, 2014 / 04:00PM GMT

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FEBRUARY 20, 2014 / 04:00PM GMT, LXP - Q4 2013 Lexington Realty Trust Earnings Conference Call

CORPORATE PARTICIPANTS

Patrick Carroll Lexington Realty Trust - CFO

Will Eglin Lexington Realty Trust - CEO

Gabby Reyes Lexington Realty Trust - IR

CONFERENCE CALL PARTICIPANTS

David Shawn Jefferies & Company - Analyst

Craig Melman KeyBanc Capital Markets - Analyst

Yasmine Kamaruddin JPMorgan - Analyst

John Guinee Stifel Nicolaus - Analyst

Sheila McGrath Evercore Partners - Analyst

Dan Donlan Ladenburg Thalmann & Company Inc. - Analyst

Todd Stender Wells Fargo - Analyst

William Siegel Development Associates Incorporated - Analyst

PRESENTATION

Operator

Good morning and welcome to the fourth-quarter 2013 earnings conference call. (Operator Instructions). It's now my pleasure to turn the floor over to your host for today, Ms. Gabby Reyes, Investor Relations for Lexington Realty Trust. Please go ahead, ma'am. Good morning and welcome to the fourth-quarter 2013 earnings conference call. (Operator Instructions). It's now my pleasure to turn the floor over to your host for today, Ms. Gabby Reyes, Investor Relations for Lexington Realty Trust. Please go ahead, ma'am.

Gabby Reyes - Lexington Realty Trust - IR

Hi, and welcome to the Lexington Reality Trust fourth-quarter 2013 conference call. The earnings press released was distributed over the wire this morning, and the release and supplemental disclosure package will be furnished on a Form 8-K. In the press release and supplemental disclosure package, Lexington has reconciled all historical non-GAAP financial measures to the most directly comparable GAAP measure in accordance with Reg G requirements.

If you did not receive a copy, these documents are available on Lexington's website at www.lxp.com in the investor relations section. Additionally we are hosting a live webcast of today's call, which you can access in the same section.

At this time, I would like to inform you that certain statements made during this conference call which are not historical may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Lexington believes expectations reflected in any forward-looking statements are based on reasonable assumptions, Lexington can give no assurance that its expectations will be attained.

Factors and risks that could cause actual results to differ materially from those expressed or implied by forward-looking statements are detailed in today's press release and from time to time in Lexington's filings with the SEC and include the successful consummation of any of liens, acquisitions, (inaudible), financing, or other transactions, or the final terms of any such transaction. Lexington does not undertake a duty to update any forward-looking statements.

Joining me today from management are Will Eglin, Chief Executive Officer; Robert Roskind, Chairman; Rick Rouse, Chief Investment Officer; Patrick Carroll, Chief Financial Officer; and other members of management.

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FEBRUARY 20, 2014 / 04:00PM GMT, LXP - Q4 2013 Lexington Realty Trust Earnings

Conference Call

Will Eglin - Lexington Realty Trust - CEO

Welcome. Thank you Gabby and welcome, everyone, and thank you for joining the call today. As always I'd like to begin by discussing operating results and accomplishments for the quarter.

For the fourth quarter of 2013, our Company funds from operations as adjusted were $0.28 per share, a 12% increase from the prior year, primarily driven by strong investment activity and interest savings that we captured throughout the year with our refinancing activity.

In 2013, we invested $717.6 million, lowered our weighted average cost of debt by approximately 70 basis from 5.4% to 4.7% and executed leases totaling 5.7 million square feet ending the year 97.6% lease with a balance rollover scheduled. These accomplishments are reflected in the guidance we announced today for company funds from operations per share of $1.11 to 1.15 for 2014, which represents growth of 9% to 13% over 2013.

Looking more closely at our results, the fourth quarter featured strong execution on the investment front with a total of $428.9 million put to work, which consisted of $19.9 million in active built-to-suit projects, $362.2 million in acquisition, $39.4 million financing and the completion of a build-to-suit project totaling $7.4 million.

In addition, we placed one build-to-suit project in the contract for a commitment of $12.8 million during the fourth quarter. Subsequent to quarter end, we completed $42.6 million industrial build-to-suit for [Eastern bell sports], purchased and newly constructed office property subject to 19 year lease for $13.9 million, and entered to a forward commitment to acquire build-to-suit office property for $40 million.

We are building our pipeline for 2014 and 2015 and at this point we believe build-to-suit fundings will total $200 million to $225 million based on current transaction activity. In addition, we believe we have an additional $100 million to $125 million of good prospects we are working on for purchase.

Accordingly, our current forecast for 2014 property investment activity is $300 million to $350 million. Cap rates on our forward (inaudible) pipeline averaged about 7.3% on a cash basis and 8.8% on a GAAP basis.

The addition to the portfolio of long-term leases with escalating rents continues to be a priority for us in order to further strengthen the cash flows, extend our weighted average lease term, further balance our lease expiration schedule reduce average age and support other growth objectives.

We also continued to make progress on capital recycling in the fourth quarter trimming $46.8 million more of noncore assets from portfolio, bringing our total dispositions for the year to $167.3 million. We continue to refocus on dispositions from a strategic perspective augmenting the transformation of our portfolio and providing cost-effective capital to support investment activity.

Our current expectation for 2014 is that disposition activity will roughly equal investment activity with our focus on multi-tenant and some single tenant office sales. As we look at dispositions going forward, one of the objectives is to achieve better balance between office and industrial revenue in the part of our portfolio that has lease terms shorter than 10 years.

Recently, the office versus industrial mix in this part of our portfolio has been about 3 to 1 and we would like to manage this down to about 2 to 1 over the next several years. The targeted sale of certain office buildings will speed this transition and make the portfolio less capital intensive to manage.

Further, about $275 million of our current pipeline are industrial build-to-suit or sale leaseback. Going forward, we plan to actively manage our long-term lease portfolio by selling certain office properties, while allowing most industrial properties to migrate into the portion of our portfolio, which has lease terms less than shorter than 10 years.

With regard to our leasing, we continue to achieve a steady pace of activity. In the fourth quarter of 2013, we executed 471,000 square feet of new leases and lease extensions. During the quarter, we had 309 square feet of leases, which expired and were not renewed. Overall in the quarter, we extended 11 leases with annual GAAP rent of $2.7 million, which is flat compared to previous rent and cash rent declined about 10% on renewals.

Our same property net operating income increased 4.2% in the quarter, partly reflecting the fact that about half of the portfolio now has annual rent escalation. As we execute our acquisition in capital recycling strategy, we expect that our portfolio is likely to contain greater and greater numbers of leases with annual or other rent increases.

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FEBRUARY 20, 2014 / 04:00PM GMT, LXP - Q4 2013 Lexington Realty Trust Earnings
Conference Call

Looking ahead, we currently have 3.3 million square feet of space subject to leases that expire through 2014 or which are currently vacant. We believe that through the end of this year, we can address 1.5 million to 1.9 million square feet of such expiring or vacant square footage through extensions and dispositions with dispositions representing about 50% of the activity.

We expect to incur $0.12 to $0.14 per diluted share in leasing-related expenditures in 2014, a sharp decline from 2013 when these expenditures totaled $51.3 million or $0.23 per diluted share. Included in our forecast is the sale of vacant office properties totaling up to approximately $93.5 million representing a disposition value of approximately $140 per square foot. While the suburban office class continues to have challenges, we believe the vacant buildings values have roughly doubled over the last several years.

As a result of our leasing activity and new investments, for the fourth quarter we generated 35.1% of our revenue from leases of 10 years or longer. Our goal continues to be to derive at least half of the revenue from leases 10 years or longer providing additional cash flow visibility and we expect to make dramatic progress in 2014 through a combination of capital recycling and new investments. Our single-tenant lease rollover through 2018 has been reduced 36.9% of revenue from 44.7% at quarter end a year ago and we no longer have concentrated risk of lease rollover in any one year.

By any measure, we have made good progress in managing down our shorter-term leases and extending our weighted average lease term, which is now approximately 11 years. Each of these metrics is an important measure of cash flow stability and we will continue to focus on further improvement.

The composition of our balance sheet improved dramatically last year and we have included details in our supplemental disclosure package on page 23 showing our improving credit metrics. In the fourth quarter of 2013, we completed a $213.5 million mortgage financing secured by our New York City land purchase with a term of 13 years and fixed rate of 4.66%. We also drew $87 million under our five-year term loan and swapped into a current fixed rate of 2.64%.

Subsequent to quarter end, we drew the remaining $99 million of availability on this loan facility and swapped into a current fixed rate of 2.51% using the proceeds to fully retire amounts outstanding under our revolving credit facility.

While our secured debt increased in the fourth quarter, our objective remains to lower our secured debt to 20% or less of our gross assets. We expect to continue to retire mortgages as they mature and unencumbered assets with the goal of having about 65% to 70% of our assets unencumbered. Dispositions that we are working on are encumbered by about $120 million of mortgage debt and we have other mortgage maturities on wholly owned properties totaling approximately $206.1 million in 2014 and 2015 at a weighted average interest rate of approximately 5.5%.

We expect these maturities to be addressed through refinancing which provide a continuing opportunity to further lower our financing costs and unencumbered assets which we expect will improve our cash flow, financial flexibility and credit metrics.

While we continue to unencumbered assets, from time to time we may continue to access secured financing when we believe it is advantageous to do so particularly if financing for terms longer than 10 years isn't available or monetizes the remaining revenue from the asset such as in a credit [term] lease financing.

As a result of our prudent balance sheet management, we belief the Company today has substantial financial flexibility with approximately $400 million of current availability under its revolving credit facility.

Last year, our weighted average cost of debt was reduced by 70 basis points to 4.7% and our weighted average maturity has increased to seven years from five and a half years a year ago. We continue to believe that current rates on long-term financing remain quite attractive and that there is great value in locking in fixed rates on long-term debt.

In summary, it was a great year for Lexington and our achievement positions the Company for a strong 2014. We remain committed to our strategy of enhancing our cash flow growth and stability, growing our portfolio with attractive long-term lease investments and maintaining a strong flexible balance sheet to allow us to act on opportunities as they arise.

I'll now turn it over to Pat who will take you through our results in more detail.

Patrick Carroll - Lexington Realty Trust - CFO

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FEBRUARY 20, 2014 / 04:00PM GMT, LXP - Q4 2013 Lexington Realty Trust Earnings
Conference Call

Thanks, Will. During the quarter Lexington had gross revenues of $109.6 million comprised primarily of lease rents and tenant reimbursements. The increase compared to the fourth quarter of 2012 of $17.5 million relates primarily to the acquisitions and build-to-suit projects coming online and an increase in rents in our Baltimore, Maryland and Orlando, Florida properties.

In the quarter, GAAP rents were in excess of cash rents by approximately $14.4 million including the effective above- and below-market leases. For the year ended December 31, 2013, GAAP rents in excess of cash rents by approximately $22.8 million.

On page 19 of the supplement, we have included our estimates of both cash and GAAP rents for the years 2014 through 2018 for leases in place at December 31, 2013. We've also included same-store NOI data and the weighted average lease term as of portfolio as of December 31, 2013 and 2012.

The difference between cash and GAAP rents is currently expected to be about $37 million in 2014. The more significant difference between cash and GAAP rents relates to the [99 year] leases on the New York City land portfolio.

Property operating expenses increased primarily due to the increase use in occupancy in our multi-tenant properties which had a base year cost structure. In the fourth quarter of 2013, we recorded $22.6 million in impairments of the properties, $19.3 million of which relates to our Bridgewater New Jersey property in which the tenant will not renewing it's lease in the fourth quarter of 2014.

The properties encumbered by nonrecourse mortgage of $14.3 million and our current basis after our write-down is $8.3 million. We have also recorded a loan loss reserve of about $13.9 million in the fourth quarter of 2013 on our loan collateral (inaudible) by our property in Westmont, Illinois. The tenant exercised it's termination option in 2013 and the borrower at least making debt service payments. Our current GAAP basis in the note is about $12.6 million and we have $4.8 million in cash and security deposit escrows. We also booked $9.5 million on gains on sales of property.

In 2011 and 2010, Lexington advanced money on our first mortgage loan secured by a property in Schaumburg, Illinois, leased to Career Education Corporation through December 2022. The note borrowing is at 50% and was scheduled to mature in January of 2012, however the borrower defaulted at maturity. Lexington ceased recognizing interest income on the loan effective April 1, 2013.

In the fourth quarter of this year, we foreclosed on underlying property. We have also funded a tenant improvement allowance — balance of approximately $9 million. The lease with the tenant is net lease and provides a current annual cash rent and GAAP rent of approximately $4.2 million. Our basis in this property is $30.8 million.

On page 44, the we have disclosed selected income statement data for consolidated but non wholly owned and our joint venture investments. We have also have included net non cash interest expense incurred in the year ended December 31, 2013 on page 45 of the supplement.

For the year ended December 31, 2013 our interest coverage was approximately 3.3 times and net debt to EBITDA was approximately 6.4 times. Our non operating income generally consists of interest income on our notes investments and that is the reason for the $1.8 million increase due to investments we made during 2013.

Now turning to the balance sheet. We believe our balance sheet is as strong as we have continued to increase our financial flexibility and capacity. We had $97 million of cash at quarter end, including cash classified as restricted — cash balances relating to money primarily held with lenders at escrow deposits on mortgages.

At quarter end $2.1 billion of consolidated debt outstanding which had a weighted average interest rate of 4.7%, of which 98% is at fixed rates. We have entered into LIBOR swaps on both the $255 million outstanding on our term loan which matures in 2018.

The current spread on 2019 term loan can range from 1.5% to 2.25% and it's currently 1.75%, and our 2018 term loan can range from 1.1% to 2.1% and it is currently 1.35%. The significant components of other assets and liabilities are on page 45 of the supplement.

During the quarter ended December 31, 2013, we paid $2.1 million in lease costs and approximately $8.7 million in tenant improvements. This brought our total occupancy related expenditures to $51.3 million for the year. We expect these expenditures to decline considerably next year due to the early extension of post 2013 lease maturities, occupancy gains in 2013 and lower lease rollover going forward. Currently, we estimate occupancy related expenses to be about $0.12 to $0.14 per diluted share in 2014.

Starting on page 38 through page 42 of the supplement, we just disclosed the details of all consolidated mortgages maturing through 2018. And we also have included on page 40 of the supplement the funding projections for our build-to-suit projects and forward commitments that were outstanding as of December 31, 2013.

I will now like the turn the call back over to Will.

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FEBRUARY 20, 2014 / 04:00PM GMT, LXP - Q4 2013 Lexington Realty Trust Earnings
Conference Call

Will Eglin - Lexington Realty Trust - CEO

Thanks, Pat. In summary, we had another strong year and we believe 2014 will be a pivotal year for us and one where our business will be far less capital intensive than it has been.

This is no surprise given the changes in our portfolio after the last several years. The impact of our acquisition activity combined with our capital recycling has changed the composition of our portfolio and made our cash flows far more secure and with better growth prospects, given the number of leases we have with annual escalations.

We expect to continue to — one, execute proactively on leasing opportunities in order to maintain high levels of occupancy and address lease rollover risks; two, realize values on noncore properties in certain fully valued properties with a bias toward reducing our suburban office exposure; three, capitalize on refinancing opportunities; and four, invest in build-to-suit properties and other creative investment opportunities.

We believe our Company remains well positioned with an attractive dividend yield and conservative payout ratio and the opportunity to continue to execute strategies which improved cash flow, enhance our portfolio and provide ongoing value creation for our shareholders.

Operator, I have no further comments at this time so we are ready for you to conduct the question-and-answer portion of the call.

QUESTION AND ANSWER

Operator

(Operator Instructions) And we'll take our first question from Sheila McGrath from Evercore.

Sheila McGrath - Evercore Partners - Analyst

Yes. Good morning. Will, I was wondering if you could you talk a little bit about the guidance. If you look at fourth quarter and annualize it, you're — it would be about $1.12 but your guidance is $1.11 to $1.15 so it seems a little conservative. Could you give us an idea of what's in the assumptions in terms of acquisitions? And is there any equity issuance in there that's driving that lower?

QUESTION AND ANSWER

Will Eglin - Lexington Realty Trust - CEO

No, there is no equity issuance in the model, Sheila. We are looking to finance the pipeline with the sale proceeds.

One of the factors that will affect how the year plays out is the timing of sales versus reinvestment in new projects. I think there is opportunity for us to revisit our guidance as the year progresses with the bias toward raising our guidance but we do have some things to execute in the meantime but we're certainly running the Company to try to get ourselves to that point as the year progresses.

Sheila McGrath - Evercore Partners - Analyst

And what kind of acquisition volumes are you thinking about in terms of targets this year?

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FEBRUARY 20, 2014 / 04:00PM GMT, LXP - Q4 2013 Lexington Realty Trust Earnings
Conference Call

Will Eglin - Lexington Realty Trust - CEO

Roughly $300 million to $350 million is what we have either underway or good visibility on right now. And it's early in the year so that number can grow and that would be a factor in revisiting guidance as well

Sheila McGrath - Evercore Partners - Analyst

And did that include the forward commitment build-to-suit pipeline that's already underway?

Will Eglin - Lexington Realty Trust - CEO

That does.

Sheila McGrath - Evercore Partners - Analyst

Okay, okay. And then one other question on — you mentioned $0.12 to $0.14 I think you said on recurring kind of leasing costs or cutbacks. I'm just wondering is that level — in 2014, is that a level that you would consider more normalized or do you think there's room to even move that lower going forward?

Will Eglin - Lexington Realty Trust - CEO

No, I think there is room for that number to move down. The last two years 2012 and 2013, we're very heavy from an expenditure standpoint but you know once the portfolio is in balance like we've striving for with the long-term revenue and shorter lease revenue and in our mind what should follow is probably having on it's way from the elevated levels of capital expenditure.

So in our mind in the last couple years, it's been about is $50 million a year. I think we would like to think that we can get the portfolio down to a more normalized run rate of more like $25 million. That won't happen in 2014. But that's what we have our eye on longer term.

Sheila McGrath - Evercore Partners - Analyst

Okay. Thank you.

Operator

And we'll go next to Craig Melman KeyBanc Capital Markets.

Craig Melman - KeyBanc Capital Markets - Analyst

Good morning, guys. Maybe just want to follow up on the disposition guidance here. Will, I think you said it's going to be pretty close to match acquisition activities. Is that the $100 million to $125 million of purchase or the $300 million to $350 million?

Will Eglin - Lexington Realty Trust - CEO

The $300 million to $350 million.

Craig Melman - KeyBanc Capital Markets - Analyst

Okay. And about $100 million of that is sort of office products that you guys would like to sell?

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FEBRUARY 20, 2014 / 04:00PM GMT, LXP - Q4 2013 Lexington Realty Trust Earnings
Conference Call

Will Eglin - Lexington Realty Trust - CEO

Well, it's almost entirely office or multi-tenant office. Probably about you know a little bit less than $100 million of it is empty or office, Craig —

Craig Melman - KeyBanc Capital Markets - Analyst

Okay.

Will Eglin - Lexington Realty Trust - CEO

But the balance is some single-tenant office and with that very good traction and velocity on some of our multi-tenant buildings that are leased or on their way to being leased up to 90% or so. So that's us as an opportunity to sell the assets because the value has been created.

Craig Melman - KeyBanc Capital Markets - Analyst

Has the pull back in rates here in the early part of the year could that accelerate? Maybe you guys go beyond the $350 million and kind of pre-fund what you want to do as we head to 2014 — or 2015 rather but — or would you guys rather kind of keep the pace relatively matched to manage dilution?

Will Eglin - Lexington Realty Trust - CEO

I would say we're more focused on keeping the pace relatively matched. The interest rate environment is favorable right now. I think from a financing standpoint, we need too consider this year when we want to take out some of our forward debt maturities. But I think that later in the year with a discussion.

Craig Melman - KeyBanc Capital Markets - Analyst

Okay. Then there's more broadly — has the pull back in rates here had any effect on your talks with sellers for assets or has it just been sort of non-events as people — I guess what are people's expectations here is that rates are going to stay where they are or people kind of bracing and pricing in future rate increases?

Will Eglin - Lexington Realty Trust - CEO

I think the expectation at least in our mind between buyers and sellers right now is that we're in a stable rate environment. You know we obviously worked through a very big spike in rates during the year last year that sort of distorted the market for six months or so that made it harder to make transactions work. But I think the expectation is that we're in a pretty steady rate environment now.

Craig Melman - KeyBanc Capital Markets - Analyst

Great. Thank you, guys.

Operator

And we'll go next to Yasmine Kamaruddin from JPMorgan.

Yasmine Kamaruddin - JPMorgan - Analyst

So for the fourth quarter, a leasing spread toward negative 10%. What do you expect in 2014?

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FEBRUARY 20, 2014 / 04:00PM GMT, LXP - Q4 2013 Lexington Realty Trust Earnings
Conference Call

Will Eglin - Lexington Realty Trust - CEO

Well in our mind, we looked at sort of 2014 and 2015 together, honestly, because that's really the end of our significant exposure to above-market rents primarily in office. You know we've said before that leasing spreads can be negative 15% to 20%. Our expectation isn't much change. I think what's different is that we're so far through this process of marking rents that now it's in sort of in absolute dollars if we look at 2014 and 2015. The magnitude of exposure is sort of $4 million to $6 million. You know it's from a — dollar standpoint isn't a big deal but we do expect to continue to have negative leasing spreads on office rollover.

In many cases that's because we've had during the lease term substantial rent growth and rents are being reset to what they might have been at the beginning of the lease term. So we're still from that standpoint earning I think very good yield on our initial investment costs. But we do expect the leasing spreads will be negative into 2015.

Yasmine Kamaruddin - JPMorgan - Analyst

Okay, right. So we can expect the same 15% to 20% negative range?

Will Eglin - Lexington Realty Trust - CEO

Yes. But it will be Sporadic. We just had a quarter where we had very strong same-store NOI growth, for example. Now we have about half the portfolio with annual rent growth that will have the — you know [read] a mitigating impact against those roll downs. But it won't be consistent. It will be — you know some quarters will be strong and others less so.

Yasmine Kamaruddin - JPMorgan - Analyst

Okay, got it. And so for G&A there was a pop in the fourth quarter. What can we expect going forward for 2014 and 2015?

Will Eglin - Lexington Realty Trust - CEO

I think you could use the fourth quarter G&A and use it as a run rate.

Yasmine Kamaruddin - JPMorgan - Analyst

Okay.

Will Eglin - Lexington Realty Trust - CEO

You know they might be a little bit higher. But it should be in line.

Yasmine Kamaruddin - JPMorgan - Analyst

Okay, all right. Is there a reason why it is higher?

Will Eglin - Lexington Realty Trust - CEO

Compensation of management, (inaudible) compensated on share grants and their share grants as over three years have sort of [obvious in the past].

Yasmine Kamaruddin - JPMorgan - Analyst

Okay, Got it. All right. Great. That's it. Thank you.

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FEBRUARY 20, 2014 / 04:00PM GMT, LXP - Q4 2013 Lexington Realty Trust Earnings
Conference Call

Operator

And we'll take our next question from John Guinee from Stifel.

John Guinee - Stifel Nicolaus - Analyst

Thank you. Hey, apologize for the cold here. Hey, Pat, you slid the property leases and vacancies back to page 27. It took me a week to find them but thank you. You know I kind of look though — I think we talked about this before. This business is very binary and you either do well on lease renewals or it's you know likely a vacancy. Can you — it looks to us like in 2014 and 2015 industrial is very manageable, maybe about $4 million in cash NOI but the office is about $39 million or $40 million of cash NOI. Can you roll through the assets didn't — when the leases expire for office properties in 2014 and 2015 and give us some color what you expect? Page 27. You've got to look for it.

Patrick Carroll - Lexington Realty Trust - CFO

Yes, I know, John. I apologize for the delay. I'm headed to page 27 so just bear with me. You know if we (multiple speakers) —

John Guinee - Stifel Nicolaus - Analyst

Conversation on the next call though.

Patrick Carroll - Lexington Realty Trust - CFO

On 2014, you know if you're looking at the rollover the building in Chicago is under contract for sale to sell for about $35 million. In Northchase in Houston that's one where we'll have some vacancy. In Bridgewater, New Jersey, that's the one where we took the write down off so our expectations is that we'll have a vacancy at the end of this year and Issaquah, Washington Spacelabs that's another one where right now we see a move out.

If I look at you know going further than that. Frontier Corporation in Rochester has had some discussions with us and might want about 40% of that building. The (inaudible) building in outside Pittsburgh, we think we'll have a vacancy there but we think it will an asset that will be pretty easy to reposition. And the next building is Hampton, Virginia we think that will stand.

We do think that 2015 will be a better year from a retention standpoint but we do have some on the watch list in particular — you know Federal Mobile Building from Southfield, Michigan and the [Eventis Systems] building in (inaudible) Massachusetts.

John Guinee - Stifel Nicolaus - Analyst

Great. Thank you.

Operator

And we'll go now to Todd Stender from Wells Fargo.

Todd Stender - Wells Fargo - Analyst

Hi. Thanks, guys. For this year next, it looks like about 13% of the leases roll and just kind of incorporating the disposition comments. Are you looking at these as candidates for sale and maybe just on a percentage basis what do you think you will sell from that?

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FEBRUARY 20, 2014 / 04:00PM GMT, LXP - Q4 2013 Lexington Realty Trust Earnings
Conference Call

Will Eglin - Lexington Realty Trust - CEO

Well, we said with what's vacant and coming off lease in 2014 and we think we address about half through sale. And one of the things that's happening in the market right now and maybe it's a trend or maybe it's just happening for us is we now have a fairly strong interest from users in purchasing vacancies. That's is in our mind a little bit different dynamic than what we saw a year ago. So that's our expectation that's about half of what's vacant or coming off lease will be sold.

Todd Stender - Wells Fargo - Analyst

Okay. That's helpful. And just to get to high end of guidance for this year does that assume fewer asset sales or not necessarily?

Will Eglin - Lexington Realty Trust - CEO

Not necessarily.

Todd Stender - Wells Fargo - Analyst

Okay. And Pat, what's the current line balance and is there a draw down on the term loan expected sometime soon? Just trying to gauge of what your sources and uses are over the near term.

Patrick Carroll - Lexington Realty Trust - CFO

As of today, Todd, we have nothing outstanding on the line and the term loan was fully drawn in early this month so the $250 million term loan is drawn and we have nothing outstanding on the line.

Todd Stender - Wells Fargo - Analyst

Okay. And just to touch on the land acquisitions would you add to this just trying to gauging your appetite for further land lease investments. And maybe what percentage of your pipeline represents land opportunity?

Patrick Carroll - Lexington Realty Trust - CFO

We would be interested in further long-term land purchases and we are looking at one transaction but I think if we totaled everything up it wouldn't be more than 30% of what we're looking at — 25% to 30%

Todd Stender - Wells Fargo - Analyst

Okay. Just finally, if you incorporate all the announced build-to-suits that are expected to be completed and as you're pushing out your average lease duration, what do you think that looks like once you incorporate the asset sales as well? What do you think your average lease term looks like by the end of this year?

Patrick Carroll - Lexington Realty Trust - CFO

Yes, I mean it depends on you know obviously the acquisitions that we do. Most of the acquisitions are longer term leases. But when you have a $5 billion portfolio and you buy $350 million a year even with 20 years, you know it's difficult to move that needle up that significantly.

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FEBRUARY 20, 2014 / 04:00PM GMT, LXP - Q4 2013 Lexington Realty Trust Earnings
Conference Call

Will Eglin - Lexington Realty Trust - CEO

But I think there is a good chance, Todd, that it can be pushed modestly longer this year.

Todd Stender - Wells Fargo - Analyst

Great. Thank you.

Operator

And we'll take our next question from Tayo Okusanya from Jefferies

David Shawn - Jefferies & Company - Analyst

Hi. Good morning, guys. It is [David Shawn] here with Tayo. I don't know if I missed this. But out of $300 million to $350 million of investments you talked about what's the split between acquisition and build-to-suits?

Will Eglin - Lexington Realty Trust - CEO

Well, we said the purchases would be $100 million to $150 million with the balance in build-to-suits.

David Shawn - Jefferies & Company - Analyst

Okay. And then just on the dispositions, you mentioned in the past that you would like to sell your 100 [light straight] asset in Baltimore. Just wondered if that's on the table I know that it's 95% leased and you talked about selling more assets with vacancies. So I just wanted to get your thoughts.

Will Eglin - Lexington Realty Trust - CEO

You know it's not in the pool of assets that we're flowing into the market right now to finance the current pipeline in 2014 that we have visibility on. But later in the year if acquisition volume is greater than what we see now that's an asset we could consider looking at again. You know I think all the free rent periods have burned off there and most of our rents have annual escalators in them and the building is well financed. It's still got nine years to go on a financing at a fixed rate of [4.32] so that should be a value to the buyer. And so that's one that we had in our [back] pockets to consider monetizing later in the year.

David Shawn - Jefferies & Company - Analyst

That's helpful. And then just looking the big picture with all the recent M&A activity happening in the triple net space and it seems like you guys could potentially be an ideal target for one of the bigger acquires. So just hoping you can comment.

Patrick Carroll - Lexington Realty Trust - CFO

I couldn't comment on that. We think it's great that the sector has gotten so big and has so much investor attention. And we're very focused on executing the business plan to make the Company more valuable for all kinds of investors.

David Shawn - Jefferies & Company - Analyst

Great. Thanks a lot, guys.

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FEBRUARY 20, 2014 / 04:00PM GMT, LXP - Q4 2013 Lexington Realty Trust Earnings
Conference Call

Operator

Okay. And we'll take our next question — a follow up from Craig Melman from KeyBanc Capital Markets.

Craig Melman - KeyBanc Capital Markets - Analyst

Thanks, guys. I want to circle up on the shift to a larger portion of industrial. Obviously, this has become a more desirable property type and we seen kind of cap rates adjust accordingly in competition for assets increasing. I'm just curious as you guys go out and look for build-to-suit opportunities — one, just how big that pool is today versus maybe six to 12 months ago? And can you talk just a little bit about what sellers are looking for in terms of pricing relative to six to 12 months ago?

Will Eglin - Lexington Realty Trust - CEO

Well, the — I think the industrial component of our forward pipeline in percentage terms is probably larger right now than it ever has been. There definitely seems to be more activity in industrial than office, for example. You know industrial for us from a purchase standpoint is still priced at extremely low cap rates that we're not particularly interested in. We think on forward industrial build-to-suit that cap rate can be as much as 100 basis points higher. But I think what you're seeing is to get that yield premium you might be committing further forward than you might have been a year ago. So there's — for sure, it's compared to a year ago when cap rates were extremely low maybe there's been about 50 basis points of you know upward movement, I would say (multiple speakers) —

Craig Melman - KeyBanc Capital Markets - Analyst

Go ahead.

Will Eglin - Lexington Realty Trust - CEO

So in our industrial build-to-suits, we're still in our mind getting in the low [7s] right now but in some cases we're committing further forward.

Craig Melman - KeyBanc Capital Markets - Analyst

Are you guys seeing increased competition from some of the industrial REITs or non traded guys or anybody kind of wanting to get in this business given the rent growth projections people have for industrial? And are the developers looking to get more on the back end than they had been?

Will Eglin - Lexington Realty Trust - CEO

No, it's a more competitive playing field than it was a year or two years ago. We actually think that the environment is better for us, compared to when interest rates, when interest rates moved up a lot but tends to make honestly make builders more interested in locking in their profits versus being attempted to hold the project till the end and selling the property and getting all the upside. So honestly a spike in interest rates makes it easier for us to lock in attractive terms on build-to-suit.

Craig Melman - KeyBanc Capital Markets - Analyst

Great. Thank you.

Operator

And we'll go now to Dan Donlan from Ladenburg Thalmann.

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FEBRUARY 20, 2014 / 04:00PM GMT, LXP - Q4 2013 Lexington Realty Trust Earnings
Conference Call

Dan Donlan - Ladenburg Thalmann & Company Inc. - Analyst

Thank you and good morning. Well, just looking at page 18 you give your credit ratings. Just curious if that investment grade is 40% — it looks like it's 45% or so. Does that include implied investments grade or is that just strictly what Moody's or S&P what other rating agency says?

Patrick Carroll - Lexington Realty Trust - CFO

It's what the rating agency says.

Dan Donlan - Ladenburg Thalmann & Company Inc. - Analyst

Okay. So it's — so that unrated portion that you have — is any of that you think if — I mean some of your peers you know like to do their own calculation and say a certain percentage of that has implied investment grade rating. Would that describe too you guys the 40% that's unrated as well? Or —

Patrick Carroll - Lexington Realty Trust - CFO

You know we don't do that. If it doesn't have a rating it doesn't have a rating, you know.

Dan Donlan - Ladenburg Thalmann & Company Inc. - Analyst

Okay (multiple speakers) —

Patrick Carroll - Lexington Realty Trust - CFO

It's not [a lot], you know. I mean if they don't have debt to rate, they're unrated. I think they're good credits in there obviously but no we don't sit there and have shadow ratings.

Dan Donlan - Ladenburg Thalmann & Company Inc. - Analyst

Okay, all right. And then Will, I wonder if you could comment on the reasons for why some of your tenants did not renew and why some of the tenants that you talked about in 2014 will not renew. Is there any type of general trend? Is it more or less these folks are consolidating into another building? Is it that they're finding building you know obsolete? Or —

Will Eglin - Lexington Realty Trust - CEO

It's just not functional obsolescence. It continues to be the general downsizing in office use that we've seen throughout corporate America for the most part.

Dan Donlan - Ladenburg Thalmann & Company Inc. - Analyst

Okay. And then anything about — I mean in terms of rent are they finding rent elsewhere or better rent?

Will Eglin - Lexington Realty Trust - CEO

No, we never lose a tenant over rent. If anything, we're predatory landlord in the market. So it's really been to companies who used to have four buildings and have found out — figure out how to run the business with three. It's more that than anything else.

Dan Donlan - Ladenburg Thalmann & Company Inc. - Analyst

Okay. Thanks much.

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FEBRUARY 20, 2014 / 04:00PM GMT, LXP - Q4 2013 Lexington Realty Trust Earnings
Conference Call

Operator

And we'll take our final final question from William Siegel from Development Associates Incorporated.

William Siegel - Development Associates Incorporated - Analyst

Thank you. Great execution, gentlemen. Curious, Will, you mentioned how you want to enlarge the industrial to office ratio your goals for other matrix. Any particular geographical areas that you guys like or want to avoid either from managerial reasons, capital appreciation, hedging your portfolio. Does that enter into your decisions?

Will Eglin - Lexington Realty Trust - CEO

It does. Certainly although we do try to understand for whatever reason if a corporation is building new in whatever market there is so we will in smaller markets sometimes — you know it doesn't mean we'll say no but we might require a 20-year lease term and we might have a strategy to sell that asset before the lease is up while there's still 10 years of term to go.

So we are focused on being in markets where there's depth but if there's a good year of opportunity in the smaller market that doesn't mean that we'll say no to it. But the broad trend for corporate location is toward business-friendly environments in states that can afford to relocate corporations for purposes of creating jobs and our portfolio is migrating towards those areas steadily

William Siegel - Development Associates Incorporated - Analyst

Great. Thank you very much.

Operator

Okay. And that does concludes today's question-and-answer session. I'll turn it over to conference back over to our moderator for additional comments or remarks.

Patrick Carroll - Lexington Realty Trust - CFO

Hi. This is — I just want to follow up on one of the questions the were asked about the G&A. I want to make sure we're clear. When I talked about the run rate, I meant the 12-month December 13 was a good run rate not in annual — you know the fourth quarter so the G&A that we have the for the 12 months about $29 million I feel that that's good run rate [using] for next year.

Will Eglin - Lexington Realty Trust - CEO

Great. Well, thank you all again for joining us this morning. We're very excited about our prospects for the balance of this year and beyond. And as always, we appreciate your participation and support.

If you would like to receive our quarterly supplemental package, please contact Gabriella Reyes, or you can find additional information on the Company on our website at www.lxp.com. And in addition, you may contact me or the other members of our senior management team with any questions. Thanks again.

Operator

And this does conclude today's conference and we thank you for your participation.

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FEBRUARY 20, 2014 / 04:00PM GMT, LXP - Q4 2013 Lexington Realty Trust Earnings

Conference Call

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